Exhibit 10.27
SALARY CONTINUATION PLAN AGREEMENT
     THIS AGREEMENT is made and entered into this 1st day of March, 1997 by and among Reliv International, Inc., an Illinois corporation (hereinafter referred to as the “Company”) and Steven G. Hastings, and individual residing in Chesterfield, Missouri (“Executive”)
     WHEREAS, the Executive is employed by the Company and is a key executive of the Company;
     WHEREAS, the Company recognizes the significant value to the Company of the continued services of Executive to the Company and wishes to encourage his continued employment;
     WHEREAS, the Executive wishes to be assured that he will be entitled to a certain amount of compensation for a definite period of time from and after his retirement from active service with the Company or that his family will be entitled to such compensation from and after his death either while in the employ of the Company or within ten years of his retirement from the service of the Corporation;
     WHEREAS, the parties hereto wish to provide the terms and conditions upon which the Company shall pay such additional compensation to the Executive after his retirement or to his family after his death.
     NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows:
1. Definitions.
     1.1 “Cause” shall mean and include (a) any cause for termination pursuant to an employment agreement among Executive and the Company or (b) if there shall be no employment agreement among Executive and the Company in effect:
(1)	Any failure by Executive to perform his duties, responsibilities or obligations as an employee of the Company in a faithful and diligent manner or with reasonable care and the failure by Executive to cure such failure within 10 days after notice thereof shall have been given to Executive by the Company; or

(2)	Commission by Executive of any material act of dishonesty as an employee of the Company or of disloyalty to the Company, or of any wrongful or unauthorized appropriation, taking or misuse of funds, property or business opportunities of the Company.
     1.2 “Eligible Termination” shall mean and include the termination of Executive’s employment by the Company (a) prior to the Eligibility Date by act of the Company without cause, (b) after the Eligibility Date for any reason other than termination of Executive’s employment by the Company for cause, including without limitation, (I) the retirement of Executive by written notice to the Company, (ii) the death of Executive or (iii) the termination of Executive’s employment by the Company without cause.
     1.3 “Eligibility Date” shall mean the date on which Executive shall have attained the age of fifty-five (55) and shall have been employed by the Company on a full time basis for a continuous period of fifteen (15) years.
     1.4 “Commencement Date” shall mean (i) if Executive’s employment by the Company shall have terminated prior to the Eligibility Date, the first day of the month immediately following the Eligibility Date or (ii) if Executive’s employment by the Company shall terminate after the Eligibility Date, the first day of the month immediately following the date of such termination.
2. Salary Continuation Payments.
     2.1 In the event of the termination of Executive’s employment by the Company and subject to the terms and conditions hereof and the condition that the termination of Executive’s employment by the Company shall be an Eligible Termination, the Company agrees that, commencing on the Commencement Date and on the first day of each month thereafter for a total of 120 months, the Company shall pay to Executive as additional and deferred compensation the amount set forth on Exhibit A hereto.
     2.2 Subject to and on the terms and conditions provided herein, the Company agrees that, in the event of the Executive’s death after the date of his Retirement but prior to the expiration of 120 months after the Commencement Date, the Company will continue to make the payments provided for in paragraph 1.1 hereof for the remainder of such 120 month period to the Executive’s then living designated beneficiary, if any, for his or her life; if no beneficiary has been designated, or after the death of such beneficiary, then such payments shall be made to the then living children of Executive, if any, in equal shares, for their joint and survivor lives; and, if none, or after their respective joint and survivor lives, any balance thereof to the Estate of the Executive.
3. Requirement of Continued Employment and Service. The obligation of the Company to make the payments provided for herein shall be subject to the requirements and prior conditions that:

     3.1 Executive shall remain in the employment with the Company from the date hereof to the date of Retirement; provided, however, that this condition shall not apply to any termination of Executive’s employment with the Company by action of the Company without cause. If Executive’s employment with the Company is terminated prior to the date of Retirement for any reason other than termination by the Company without cause (including without limitation termination by the Company for cause, termination by act of the Executive or death of the Executive), this Agreement shall thereupon terminate and the Company shall have no further obligation hereunder.
     3.2 Executive shall, so long as he remains in the full-time employment with the Company, devote substantially all of his time, skill, diligence and attention to the business of the Company and will not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the Company.
4. Post-Retirement Covenants.
     4.1 Executive covenants and agrees that, as consideration for the agreements of the Company contained herein and as a condition to the performance by the Company of its obligations hereunder, for a two year period from and after the termination of his employment with the Company for any reason other than his death while in the employ of the Company, and for the entire time that Executive shall be entitled to receive any benefits hereunder after the date of his Retirement, he will not, without the express prior written consent of the Company, engage in, become interested, directly or indirectly, as a sole proprietor, partner, more than 5% shareholder, nor become associated with, in the capacity of an employee, distributor, director, officer, principal, agent or in any other capacity whatsoever, any enterprise conducting business in any country in which the Company, or its affiliates, shall conduct business, which enterprise is, or may be deemed to be, competitive with any business carried on by the Company as of the date of the termination of Executive’s employment or his Retirement.
     4.2 In the event of any breach by Executive of the covenants contained in this paragraph, the Board of Directors of the Company shall direct that any unpaid balance of any payments to the Executive under this Agreement be suspended, and shall thereupon notify the Executive of such suspension, in writing. If the Board of Directors of the Company shall determine that said breach by the Executive has continued for a period of one month following the notification of such suspension, all rights of Executive and his beneficiaries under this Agreement, including rights to further payments hereunder, shall thereupon terminate.

5. No Employment Contract or Trust; Insurance
     5.1 Nothing contained herein shall be construed to be a contract of employment for any term of years, no as conferring upon Executive the right to continue in the employ of the Company in his present capacity, or in any other capacity. It is expressly understood by the parties that this Agreement relates exclusively to additional compensation for Executive’s services, which compensation is payable after his Retirement from active service with the Company, and is not intended to be an employment contract.
     5.2 Nothing contained in this Agreement, and no action taken pursuant to the provisions hereof by either party hereto, shall create, nor be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Executive, his designated beneficiary, other beneficiaries of the Executive or any other person.
     5.3 The payments to Executive or his designated beneficiary or any other beneficiary hereunder shall be made from assets which shall continue for all purposes to be a part of the general assets of the Company and no person shall have, by virtue of the provisions of this Agreement, any interest in such assets. To the extent that any person acquires the right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company.
     5.4 In the event that, in its sole discretion, the Company shall purchase or maintain an insurance policy or policies insuring the life of the Executive to allow the Company to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Executive, his designated beneficiary nor any other beneficiary shall have any rights whatsoever therein; the Company shall be the sole owner and beneficiary of any such policy or policies and shall possess and may exercise all incidents of ownership therein.
6. No Assignment. Neither the Executive, his designated beneficiary nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable by the Company hereunder, nor shall such amounts be subject to seizure by an creditor of any such beneficiary, by a proceeding at law or in equity, and no such benefit shall be transferable by operation of law in the event of the bankruptcy, insolvency or death of Executive, his spouse, his designated beneficiary or any other beneficiary hereunder. Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and the Company shall have no further liability hereunder.
7. Named Fiduciary.
     7.1 The Company is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have the authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.
     7.2 The Company shall make all determinations as to rights to benefits under this Agreement. Any decision by the Company denying a claim by the Executive or his beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed to the Executive or such beneficiary. Such decision shall set forth the specific reasons for the denial, written to the best of the Company’s ability in a manner that may be understood without legal or actuarial counsel. In addition, the Company shall afford a reasonable opportunity to the Executive or such beneficiary for a full and fair review of the decision denying the claim.
     7.3 Subject to the foregoing, the Board of Directors of the Company shall have the full power and authority to interpret, construe and administer this Agreement. The interpretation and administration of this Agreement by the Board of Directors of the Company, and any action taken hereunder, shall be binding and conclusive upon all parties in interest. No member of the Board of Directors of the Company shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Agreement, so long as such action or omission to act is made in good faith.
8. Notices.
     8.1 Any notice, demand, consent, service or other communication required or permitted to be given under this Agreement shall be in writing and addressed to the party at its address stated below:

If to the Company	Reliv International, Inc.
136 Chesterfield Industrial Boulevard
Chesterfield, MO

If to Executive	At the Executive’s address on the records of
the Company
     Any party may change the address to which notices to it shall be sent hereunder by giving a proper notice of such change of address to the other party hereunder.
     8.2 Notices may be delivered by hand, registered mail, or fax and shall be deemed to have been received as follows:
     8.2.1 If delivered by hand, at the time of delivery to a responsible person at the address for the party;

     8.2.2 If sent by fax, at the time of confirmation of transmission provided a confirmation copy is sent by mail or registered mail within twenty-four hours after the transmission; or,
     8.2.3 If sent by registered mail, at the time of delivery or at the time of attempted delivery in the case delivery cannot be completed due to no fault of the sender.
If the time of such deemed receipt as provided above is not during the customary business hours of the party, the notice shall be deemed to have been received at 10:00 a.m. at the place of delivery on the first customary day of business thereafter.
9. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors in interest and, to the extent permitted herein, their assigns.
10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any paragraph of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent and duration of such unenforceability or invalidity and the remaining substance of such provision and the remaining paragraphs of this Agreement shall in such event continue to be binding and in full force and effect.
11. Waivers. Nor failure by a party to exercise any of such party’s rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by any party to demand exact compliance with the terms hereof. Waiver by any party of any particular default by any other party shall not affect or impair such party’s rights in respect to any subsequent default of the same or of a different nature, nor shall any delay or omission of any party to exercise any right arising from any default by any other party affect or impair such party’s rights as to such default or any subsequent default.
12. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, inducements, understandings, commitments, contracts or agreements. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto.
13. Governing Law. This Agreement shall be governed by, and shall be construed and enforced in all respects in accordance with, the laws of the State of Illinois.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RELIV INTERNATIONAL, INC.

By	/s/ David G. Kreher

/s/ Steven G. Hastings

Steven G. Hastings

SALARY CONTINUATION PLAN AGREEMENT
EXHIBIT A
S. HASTINGS

AGE AT DATE OF
ELIGIBLE TERMINATION	MONTHLY PAYMENTS
55	$3,358
56	$3,753
57	$4,192
58	$4,680
59	$5,223
60	$5,828
61	$6,498
62	$7,241
63	$8,013
64	$8,868
65	$9,814